Exhibit 4(b)

FORM OF GLOBAL NOTE

This Note is a global security and is registered in the name of CEDE & CO., as nominee of the Depositary, The Depository Trust Company. Unless and until this Note is exchanged for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary or a nominee of the Depositary to the Depositary or another depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

WAL-MART STORES, INC.

FLOATING RATE NOTES DUE 2007

Number A-	CUSIP No.: 931142 CC 5
$ 00,000,000	ISIN No.: US931142CC58
Common Code: 023122995

WAL-MART STORES, INC., a corporation duly organized and existing under the laws of the State of Delaware, and any successor corporation pursuant to the Indenture (herein referred to as the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of              MILLION DOLLARS on March 28, 2007 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, computed on the basis of the actual number of days in the relevant interest period and a 360-day year, quarterly in arrears on March 28, June 28, September 28 and December 28 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such interest payment shall be made on the Business Day immediately preceding such day (each, an “Interest Payment Date”), commencing on December 28, 2005, on said principal sum in like coin or currency, at the rate per annum specified in the title of this Note from September 28, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note is registered (the “holder”) at the close of business on the fifteenth day next preceding the applicable Interest Payment Date (each, a “Record Date”).

Reference is made to the further provisions of this Note set forth on the succeeding sections hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to in Section 1 hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its Chairman of the Board, its Vice Chairman, its President or one of its Vice Presidents by manual or facsimile signature under its corporate seal, attested by its Secretary, one of its Assistant Secretaries, its Treasurer or one of its Assistant Treasurers by manual or facsimile signature.

WAL-MART STORES, INC.

By:
Name:
Title:

[SEAL]	Attest:
Name:
Title:

Dated: September 28, 2005

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated herein referred to in the within-mentioned Indenture.

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

2

WAL-MART STORES, INC.

FLOATING RATE NOTES DUE 2007

1. Indenture; Notes. This Note is one of a duly authorized series of Securities of the Company designated as the “Floating Rate Notes due 2007” (the “Notes”), initially issued in an aggregate principal amount of $1,500,000,000 on September 28, 2005. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of debt securities of the Company, issued or issuable under and pursuant to, the Indenture, dated as of July 19, 2005 (the “Indenture”), duly executed and delivered by the Company, as Issuer, and J.P. Morgan Trust Company, National Association, as Trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes and of the terms upon which this Note is, and is to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent that the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.

All capitalized terms which are used but not defined in this Note shall have the meanings assigned to them in the Indenture.

The Company may, without the consent of the holders, issue and sell additional Securities ranking equally with the Notes and otherwise identical in all respects (except for their date of issue, issue price and the date from which interest payments thereon shall accrue) so that such additional Securities shall be consolidated and form a single series with the Notes; provided, however, that no additional Securities of any existing or new series may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder.

2. Interest Rate. The rate at which interest shall be payable on the Notes shall be a floating rate, which for each interest period shall be the Three-Month LIBOR Rate determined for that interest period minus 10.25 basis points (0.1025%).

The Calculation Agent (as defined below) will reset the rate of interest on the Notes on March 28, June 28, September 28 and December 28 of each year (each, an “Interest Reset Date”).

The Calculation Agent shall determine the applicable interest rate on the Notes for the succeeding interest period on the date that is two London Business Days prior to the applicable Interest Reset Date (each an “Interest Determination Date”). The Interest Determination Date for the initial applicable interest rate on the Notes was September 26, 2004.

The interest rate determined on an Interest Determination Date for the Notes (a) shall become effective on and as of the next succeeding Interest Reset Date and (b) shall be the rate at which interest is payable on the Notes for the interest period from and including the Interest Reset Date on which that interest rate becomes effective to but excluding the succeeding Interest Reset Date (each, an “Interest Period”).

J.P. Morgan Trust Company, National Association shall act as calculation agent (together with its successors in that capacity, the “Calculation Agent”) in connection with the Notes. The Calculation Agent shall serve as the calculation agent hereunder unless and until a successor calculation agent is appointed by the Company. The calculations of the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Notes.

The Company shall appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to J.P. Morgan Trust Company, National Association, or any of its successors in that capacity, in the event that: (i) any acting calculation agent is unable or unwilling to act, (ii) any acting calculation agent fails to establish the floating interest rate, or (iii) the Company proposes to remove the Calculation Agent.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Three-Month LIBOR Rate” means, with respect to any Interest Determination Date, the rate for deposits in U.S. dollars commencing on the second London Business Day immediately following the Interest Determination Date and having a three-month maturity which appears on the Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date; provided, that if on any Interest Determination Date the applicable London interbank offered rate for deposits in U.S. dollars having a three-month maturity does not appear on Telerate Page 3750, or if Telerate Page 3750 is not available, then the Three-Month LIBOR Rate will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market, which banks are to be selected by the Calculation Agent, at approximately 11:00 a.m., London time, on such Interest Determination Date, to prime banks in the London interbank market commencing on the second London Business Day immediately following the Interest Determination Date and having a three-month maturity and in a principal amount equal to at least $1 million and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate for such deposits. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be the arithmetic mean of the quotations provided to the Calculation Agent. If fewer than two such quotations are provided, the Three-Month LIBOR Rate in respect of such Interest Determination Date will be determined on the basis of the rates quoted by three major banks located in the Borough of Manhattan, The City of New York, which banks are to be selected by the Calculation Agent, at approximately 11:00 am, New York City time, on such Interest Determination Date for loans in U.S. dollars to leading

European banks, commencing on the second London Business Day immediately following the Interest Determination Date and having a three-month maturity and in a principal amount equal to an amount of at least $1 million and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be at the arithmetic mean of the quotations provided; provided, however, that if none of the banks selected as aforesaid by the Calculation Agent are quoting as described in the immediately preceding sentence, the interest rate will be the interest rate on the Notes in effect on such Interest Determination Date.

“Telerate Page 3750” means the display page designated as page 3750 on the Bridge Telerate, Inc. (or any successor service) or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates.

The interest rate on the Notes will in no event be higher than the maximum rate permitted by the laws of the State of New York, as the same may be modified by the laws of the United States of general application.

At the request of the holder hereof, the Trustee will provide to such holder the interest rate then in effect for this Note, if available, and, if different, the interest rate to be in effect as a result of a determination made on the most recent Interest Determination Date with respect to this Note, and the Interest Period related to an Interest Reset Date specified in the holder’s request, the amount of interest to accrue for the Interest Period to commence on such Interest Reset Date and the Interest Payment Date related to such Interest Reset Date, as soon as such information is available to the Trustee.

Interest payments hereon will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid to but excluding the applicable Interest Payment Date.

Unless otherwise specified herein, all percentages resulting from any calculation of the rate of interest on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 6.526545% (or .06526545) will be rounded upward to 6.52655% (or .0652655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

3. Ranking. The Notes shall constitute the senior, unsecured and unsubordinated debt obligations of the Company and shall rank equally in right of payment among themselves and with all other existing and future senior, unsecured and unsubordinated debt obligations of the Company.

4. Payment of Overdue Amounts. The Company shall pay interest, calculated on the basis of the actual number of days in the relevant interest period and a 360-day year, on overdue principal and overdue installments of interest, if any, from time to time on demand at the interest rate borne by the Notes to the extent lawful.

5. Payment of Additional Amounts; Redemption Upon a Tax Event.

(a) Payment of Additional Amounts. The Company shall pay to the holder (including, for purposes of this Section 5, the beneficial owner) of this Note who is a Non-U.S. Person (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on this Note to such holder, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such holder by the United States of America or any taxing authority thereof or therein, will not be less than the amount provided in this Note to be then due and payable (such amounts, the “Additional Amounts”); provided, however, that the Company shall not be required to make any payment of Additional Amounts for or on account of:

(i) any tax, assessment or other governmental charge that would not have been imposed but for (A) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation, and the United States including, without limitation, such holder, or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident of the United States of America or treated as a resident thereof or being or having been engaged in trade or business or present in the United States of America, or (B) the presentation of this Note for payment on a date more than 30 days after the later of (x) the date on which such payment becomes due and payable and (y) the date on which payment thereof is duly provided for;

(ii) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(iii) any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States of America, or as a corporation which accumulates earnings to avoid United States federal income tax;

(iv) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on this Note;

(v) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on this Note if such payment can be made without withholding by any other paying agent;

(vi) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of the holder of this Note, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vii) any tax, assessment or other governmental charge imposed on interest received by (A) a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Company or (B) a controlled foreign corporation with respect to the Company within the meaning of the Code;

(viii) any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(ix) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) in this Section 5(a);

nor shall any Additional Amounts be paid to any holder who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner thereof, would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder.

“Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, as to the United States of America, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States of America, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

(b) Redemption Upon a Tax Event. The Notes may be redeemed at the option of the Company in whole, but not in part, on a date (such date, the “Tax Redemption Date”) to be fixed by the Company on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes (the “Redemption Price”) plus accrued but unpaid interest, if any, and any Additional Amounts thereon, if the Company determines that as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States of America or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of such laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States of America, or any other action, other than an action predicated on laws generally known on or before September 21, 2005 except for proposals before the U.S. Congress before such date, taken by any taxing authority or a court of competent jurisdiction in the United States of America, or the official proposal of any such action, whether or not such action or proposal was taken or made with respect to the Company, (A) the Company has or will become obligated to pay Additional Amounts or (B) there is a substantial possibility that the Company will be required to pay such Additional Amounts.

Prior to the publication of any notice of redemption pursuant to Section 16 hereof, the Company shall deliver to the Trustee (1) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the rights of the Company to so redeem have occurred and (2) an Opinion of Counsel to such effect based on such statement of facts.

If the Company elects to redeem the Notes pursuant to this Section 5(b), then it shall give notice to the holders pursuant to Section 16 hereof.

The notice of redemption, shall specify the following:

(i) the Tax Redemption Date;

(ii) a brief statement to the effect that the Notes are being redeemed at the option of the Company pursuant to this Section 5(b) and a brief statement of the facts permitting such redemption;

(iii) that on the Tax Redemption Date, the Redemption Price, plus accrued but unpaid interest on the Notes, if any, will become due and payable and that interest thereon shall cease to accrue on and after such Tax Redemption Date;

(iv) the amount of the Redemption Price and accrued but unpaid interest, if any, that will be due and payable on the Notes on the Tax Redemption Date;

(v) the place or places where the Notes are to be surrendered for payment of the Redemption Price and other amounts due under clause (iv) above;

(vi) that payment of the amounts due under clause (iv) above will be made upon presentation and surrender of the Notes; and

(vii) the CUSIP, ISIN and Common Code numbers of the Notes.

The notice of redemption regarding the Notes shall be, at the election of the Company, given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

On or before the opening of business on any Tax Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent or, if the Company is acting as its own paying agent, segregate and hold in trust as provided in Section 5.03 of the Indenture, an amount of money sufficient to pay the Redemption Price of, and except if the Tax Redemption Date shall be an Interest Payment Date, accrued but unpaid interest on, the Notes to be redeemed on the Tax Redemption Date.

The notice of redemption having been given as specified above, the Notes shall, on the Tax Redemption Date, become due and payable at the Redemption Price, and from and after such date, unless the Company shall default in the payment of the Redemption Price and accrued but unpaid interest, if any, the Notes shall cease to bear interest. Upon surrender of the Notes for redemption in accordance with such notice, the Notes shall be paid by the Company at the Redemption Price, together with accrued but unpaid interest, if any, to the Tax Redemption Date.

If the Notes, having been called for redemption, shall not be so paid upon surrender thereof for redemption, the Redemption Price shall, until paid, bear interest from the Tax Redemption Date at the interest rate borne by this Note.

6. Place and Method of Payment. The Company shall pay principal of and interest on the Notes at the office or agency of the Paying Agent in the Borough of Manhattan, The City of New York; provided, however, that at the option of the Company, the Company may pay interest by check mailed to the person entitled thereto at such person’s address as it appears on the Registry for the Notes.

7. Defeasance of the Notes. Sections 11.02, 11.03 and 11.04 of the Indenture shall apply to the Notes.

8. No Redemption or Sinking Fund. The Notes are not redeemable prior to maturity, other than as set forth in Section 5(b) hereof, and are not subject to a sinking fund.

9. Amendment and Modification. Article Nine of the Indenture contains provisions for the amendment or modification of the Indenture and the Notes without the consent of the holders in certain circumstances and requiring the consent of holders of not less than a majority in aggregate principal amount of the Notes and Securities of other series that would be affected in certain other circumstances. However, the Indenture requires the consent of each holder of the Notes and Securities of other series that would be affected for certain specified amendments or modifications of the Indenture and the Notes. These provisions of the Indenture, which provide for, among other things, the execution of supplemental indentures, are applicable to the Notes.

10. Event of Default; Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to the Notes shall occur and be continuing, then the aggregate principal amount of the Notes of this series may be declared by either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of this series then Outstanding to be, and, in certain cases, may automatically become, immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that, in the event of such an acceleration of the maturity of the Notes, the holders of a majority in aggregate principal amount of all of the Notes of this series then Outstanding, voting as a separate class, in accordance with the provisions of, and in the circumstances provided by, the Indenture, may rescind and annul such acceleration and its consequences with respect to all of the Notes.

11. Absolute Obligation. No reference herein to the Indenture and no provisions of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the time and in the coin or currency herein prescribed.

12. Form and Denominations; Global Notes; Definitive Notes. The Notes are being issued in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are being issued in the form of global notes (each, a “Global Note”), evidencing all or any portion of the Notes and registered in the name of DTC or its nominee (including their respective successors) as Depositary under the Indenture. The Notes shall be issued in certificated form (each, a “Definitive Note”) only in the following limited circumstances: (1) the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under applicable law, and a successor depositary is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility; (2) the Company delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable for Definitive Notes; or (3) an Event of Default has occurred and is continuing with respect to the Notes, in each such case this Note shall be exchangeable for Definitive Notes in an equal aggregate principal amount. Such Definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee.

13. Registration, Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the Company shall provide for the registration of the Notes and the transfer and exchange of the Notes, whether in global or definitive form. At the option of the holders, at any office or agency designated and maintained by the Company for such purpose (the “Transfer Agent”) pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any transfer tax or other governmental charges imposed in connection therewith subject to Section 5 hereof, the Notes may be transferred or exchanged for an equal aggregate principal amount of the Notes of like tenor and of other authorized denominations upon surrender and cancellation of the Notes upon any such transfer.

The Company, the Trustee and any agent of the Company or of the Trustee may deem and treat the holder as the absolute owner of this Note (whether or not the Notes shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payments hereon, or on account hereof, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such holder shall, to the extent of the amount or amounts paid, effectually satisfy and discharge liability for moneys payable on this Note.

Notwithstanding the preceding paragraphs of this Section 13, any registration of transfer or exchange of a Global Note shall be subject to the terms of the legend appearing on the initial page thereof.

14. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Company arising under or set forth in the Notes or under the Indenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director, as such, being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

15. Appointment of Agents. J.P. Morgan Trust Company, National Association is hereby appointed the Registrar for the purpose of registering the Notes and transfers and exchanges of the Notes pursuant to the Indenture and this Note, Paying Agent pursuant to Section 3.04 of the Indenture and Transfer Agent with respect to the Notes at its offices in the Borough of Manhattan, The City of New York.

16. Notices. If the Company is required to give notice to the holders of the Notes pursuant to the terms of the Indenture, then it shall do so by the means and in the manner set forth in Section 1.06 of the Indenture.

17. Separability. In case any provision of the Indenture or the Notes shall, for any reason, be held to be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions thereof and hereof shall not in any way be affected or impaired thereby.

18. GOVERNING LAW. THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

For the value received, the undersigned hereby assigns and transfers the within Note, and all rights thereunder, to:

_________________________________________________________________________________________________________________________________________________________________________

(Insert assignee’s legal name)

_________________________________________________________________________________________________________________________________________________________________________

(Insert assignee’s social security or tax identification number)

_________________________________________________________________________________________________________________________________________________________________________

(Print or type assignee’s name, address and zip code)

_________________________________________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________________________________________

and irrevocably appoints
___________________________________________________
______________________

to transfer this Note on the books of Wal-Mart Stores, Inc. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Date:

Signature Guarantee

The signature(s) should be Guaranteed by an Eligible Guarantor Institution pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

*  *  *  *  *

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common
TEN ENT -	as tenants by the entireties
JT ENT -	as joint tenants with right of survivorship and not as tenants in common
____________	UNIF GIFT MIN ACT - Custodian under the Uniform Gifts to Minors Act
(Cust) (Minor) (State)

Additional abbreviations may also be used although not in the above list.